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March 10, 2006


RiverSource Selective Fund
AXP Income Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

RiverSource Diversified Bond Fund
AXP Fixed Income Series, Inc.
70100 AXP Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated November 10, 2005 between AXP Income Series, Inc.,1 a company organized under the laws of Minnesota ("Target Corporation"), on behalf of one of its series, RiverSource Selective Fund ("Target Fund") (formerly AXP Selective Fund), and AXP Fixed Income Series, Inc.,2 a company organized under the laws of Minnesota ("Acquiring Corporation"), on behalf of one of its series, RiverSource Diversified Bond Fund ("Acquiring Fund") (formerly AXP Diversified Bond Fund). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 7(d) and 8(d) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of Target Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

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1 AXP Income Series, Inc. expects to change its name to RiverSource
Income Series, Inc. in April of 2006.

2 AXP Fixed Income Series, Inc. expects to change its name to RiverSource Diversified Income Series, Inc. in April of 2006.

9909850_1
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RiverSource Selective Fund
RiverSource Diversified Bond Fund

         Acquiring Fund is a series of Acquiring Corporation, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated December 16, 2005 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund and paragraph 6 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that seeks a high level of current income while conserving the value of the investment for the longest period of time, generally by investing in bonds.

         Target Fund has accomplished this goal historically through a "master-feeder" structure in which Target Fund invested all of its assets in Quality Income Portfolio, a series of Income Trust, a Massachusetts business trust. Quality Income Portfolio (the "Master Fund"), in turn invested those assets in a portfolio of securities. Target Fund and Ameriprise Financial, Inc. have historically owned all of the interests of the Master Fund (with Target Fund historically owning more than 99% of those interests). On or before the day prior to the Closing Date, the Master Fund made one or more distributions to Ameriprise Financial, Inc. in liquidation of Ameriprise Financial, Inc.'s interest in the Master Fund. As a result of the liquidation of Ameriprise Financial, Inc.'s interest in the Master Fund, the Master Fund will be disregarded as an entity separate from its sole owner, Target Fund, in accordance with Treas. Reg. ss. 301.7701-3(f)(2) with the effect that, for federal income tax purposes, Target Fund will be deemed to have received assets from the Master Fund in liquidation of its interests therein. Accordingly, at the time of the Transaction, Target Fund will be deemed, for federal income tax purposes, to directly own the securities previously owned by the Master Fund, rather than owning interests in the Master Fund. Because Target Fund, as "feeder fund" in the above-described "master-feeder" structure, has owned more than 99% of the interests in the Master Fund for a significant period of time without reference to the Transaction, Treasury Regulations allow Target Fund to treat the business activities of the Master Fund as Target Fund's own historic business activities. Therefore, for purposes of this opinion, reference will be made directly to the business and assets of Target Fund rather than to the business and assets of the Master Fund.

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RiverSource Selective Fund
RiverSource Diversified Bond Fund

         Various factors demonstrate the similarity between Target Fund and Acquiring Fund. The two funds have similar investment styles: Morningstar categorized both funds as "Intermediate-Term Bond" funds with "High-Intermediate" investment styles as of March 31, 2005 (the "comparison date"), a randomly selected date that reflects the funds' portfolios composed without reference to the Transaction.3 The similarity of the funds' investment styles is made evident and enhanced by the fact that three of the five manager of Acquiring Fund, Tom Murphy, Scott Kirby, and Jamie Jackson, are the sole managers of Target Fund. Moreover, the funds employ similar approaches in selecting investments. They both analyze factors such as credit characteristics and interest rate outlook, and target an average duration of 4 to 6 years. As one would expect from bond funds, as of the comparison date each fund invested approximately 90% of its net assets in bonds, between 4% and 8% in cash, 0% in stocks, and approximately 3.5% in other assets.

         A comparison of the funds' portfolios indicates that, consistent with the funds' shared goals and strategies, the funds hold securities with similar characteristics. First, as of the comparison date, the funds had similar overall yields4 (3.61% for Target Fund and 3.82% for Acquiring Fund) and average yields to maturity5 (5.00% for Target Fund and 5.13% for Acquiring Fund). Yield to maturity ("YTM") is a method of measuring the total yield of a bond that takes into account both coupon payments and amortization or accretion from the time of purchase until maturity (i.e., the average rate of return that will be earned on a bond if held to maturity).6 The fact that the funds have similar YTMs shows the similarity between the funds' bond portfolios with respect to annual coupon payments and number of years to maturity. As of the comparison date, the average coupons of the funds' portfolios were relatively close: 4.98% for Target Fund and 5.11% for Acquiring Fund.

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3 Although the funds were in the same Morningstar category, they were in different Lipper categories. Target Fund was in the "Corporate Debt Funds A Rated" category, and Acquiring Fund was in the "Intermediate Investment Grade Debt Funds" category.
4 Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months. This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).
5 The source of this data is AEFA Investment Accounting. Unless otherwise noted, all data is obtained from Morningstar.
6 Technically speaking, YTM is the interest rate that makes the present value of a bond's payments equal to its price. Zvi Bodie, et al, Investments 417 (1999). It may be calculated using the following equation: c(1 + r)-1 + c(1 + r)-2 + . . .. + c(1 + r)-n + B(1 + r)-n = P, where
c = annual coupon payment (in dollars, not a percent) n = number of years to maturity
B = par value
P = purchase price.
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RiverSource Selective Fund
RiverSource Diversified Bond Fund

         With respect to maturity, the funds' portfolios are also similar. As of the comparison date, the funds had identical average maturities (6.5 years). When compared in terms of the percentage of net assets that each fund invested in securities of varying maturities, there was a total overlap of 94.98%. That overlap consisted of 4.39% in securities with maturities of 1-3 years, 12.06% in securities with maturities of 3-5 years, 9.00% in securities with maturities of 5-7 years, 12.12% in securities with maturities of 7-10 years, 10.19% in securities with maturities of 10-15 years, 5.18% in securities with maturities of 15-20 years, 36.60% in securities with maturities of 20-30 years, and 5.44% in securities with maturities 30 years and over. Not surprisingly, given the high-degree of overlap, the funds invested in the various maturity ranges in roughly the same proportions as each other. Each fund made nearly 40% of its investments in securities with maturities of 20-30 years, approximately 12% in securities with maturities of each of 3-5 years and 7-10 years, approximately 10% in securities with maturities of each of 5-7 years and 10-15 years, and approximately 5% in securities with maturities of 30 years and over.

         Next, the funds' portfolios are similar in terms of credit quality and duration. As of the comparison date, the average credit ratings of Target Fund and Acquiring Fund were both AAA.7 The credit ratings of the funds' individual investments overlapped by a total of 94.4%. Specifically there was an overlap of 71.9% in government bonds, 2.5% in AAA-rated investments, 5.6% in AA-rated investments, 4.6% in A-rated investments, and 9.8% in BBB-rated investments. Each fund made greater than 70% of its investments in government bonds, and greater than 95% of its investments in securities rated BBB or higher. In addition, as of the comparison date, the average effective durations of the funds were nearly identical (4.04 years for Target Fund and 4.03 years for Acquiring Fund).

         The funds' portfolios are also similar in terms of sector diversification. As of the comparison date, the funds shared a total overlap of 91.14%, constituted by 17.00% in corporate bonds, 11.00% in government issues, 2.00% in asset-backed securities, 29.00% in mortgage-backed securities, 18.00% in collateralized mortgage obligations, 10.00% in agencies, and 4.14% in cash and equivalents. Not surprisingly given the high-degree of overlap, the funds invested in several of these sectors in approximately the same proportions as each other. Each fund made its largest investment (in each case, approximately 30%) in mortgage-backed securities. Each fund also invested almost 20% in collateralized mortgage obligations, and exactly 10% in agencies. Neither fund invested in foreign government notes/bonds.

         Consistent with the similarity of investment strategies, the funds bear similar risk profiles. As of the comparison date, Target Fund and Acquiring Fund had identical correlations

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7 Morningstar defines funds with an average credit rating of AAA as "high quality."

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RiverSource Selective Fund
RiverSource Diversified Bond Fund

with the Lehman Brothers Aggregate Index, with each having a 3-year beta of
0.89.8 In addition, Target Fund and Acquiring Fund correlated with the Lehman Brothers Credit Bond Index to a similar degree, with betas of 0.69 and 0.71, respectively.

         The specific characteristics described above (the relative figures and percentages in terms of asset allocation, yield, yield to maturity, maturity, credit quality, duration, sector diversification, and risk profile) do not constitute fixed aspects of Target Fund and Acquiring Fund's investment strategies. Rather, they reflect the fact that the funds' similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up until the comparison date.

         Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target Fund's portfolio assets will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and Target Fund has not realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

          Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

(i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

(ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;
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8 Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market, such as the Lehman Brothers Aggregate Index or the Lehman Brothers Credit Bond Index.

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RiverSource Selective Fund
RiverSource Diversified Bond Fund

(iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

(v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

(vii) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

         We note that, as described above, prior to the Transaction, Target Fund will, for federal income tax purposes, be deemed to have received assets from a partnership (the Master Fund) in which it has invested all of its assets, and through which it has historically conducted its business, in complete liquidation of its interests therein. That deemed liquidation will result in Target Fund's tax basis in its interest in that partnership being substituted for the tax basis of the assets owned by the partnership at the time of the liquidation, allocated among those assets as provided in Section 732(c) of the Code. It is this basis that will "carry over" to Acquiring Fund as described in
(iii) above.
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RiverSource Selective Fund
RiverSource Diversified Bond Fund

         In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

         We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that seeks a high level of current income while conserving the value of the investment for the longest period of time, generally by investing in bonds. The funds' portfolios are substantially similar in terms of asset allocation, maturity, yield to maturity, credit quality, duration, sector diversification, and risk profile. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

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RiverSource Selective Fund
RiverSource Diversified Bond Fund

         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                Very truly yours,

                          /s/   Ropes & Gray LLP
                          -----------------------
                                Ropes & Gray LLP